As filed with the Securities and Exchange Commission on March 27, 2007.
Registration No. 333-140284

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
Post-Effective Amendment No. 2
to
REGISTRATION STATEMENT
UNDER
SECURITIES ACT OF 1933

ACROSS AMERICA REAL ESTATE EXCHANGE, INC.
(Name of small business issuer in its Charter)

Colorado	6552	20-8097439

(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)
700 Seventeenth Street
Suite 1200
Denver, Colorado 80202
(303) 893-1003
(Address, including zip code,
and telephone number, including area code,
of Registrant’s principal executive offices)
G. Brent Backman
President
700 Seventeenth Street
Suite 1200
Denver, Colorado 80202
(303) 893-1003
(Name, address and telephone number of agent for service)
Copy to:
With a Copy to:
David J. Wagner, Esq.
David Wagner & Associates, P.C.
Penthouse Suite
8400 East Prentice Avenue
Greenwood Village, Colorado 80111
Office(303) 793-0304
Fax (303) 409-7650

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Calculation of Registration Fee

		Proposed
Title of Each Class	Amount	Maximum	Proposed Maximum
of Securities to be	To be	Offering Price	Aggregate	Amount of
Registered	Registered(1)	Per Share(1)	Offering Price(1)	Registration Fee
Common Stock, $0.001 par value	1,810,476	$0.01	$18,104.63	$.76
TOTAL:	1,810,476	$0.01	$18,104.63	$.76

(1)	Consists of Common Stock of ACROSS AMERICA REAL ESTATE EXCHANGE, INC. (“Real Estate Exchange”) to be distributed pro-rata to Across America Real Estate Corp. (AARD) holders of record as of March 1, 2007 (the “Spin-off Record Date”) to effect a spin-off of our shares. The AARD shareholders will not be charged or assessed for the Real Estate Exchange Common Stock, and Real Estate Exchange will receive no consideration for the distribution of the foregoing shares in the spin-off. There currently exists no market for Real Estate Exchange’s Common Stock.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus
ACROSS AMERICA REAL ESTATE EXCHANGE, INC.
Spin-Off of ACROSS AMERICA REAL ESTATE EXCHANGE, INC. by the Distribution of
1,810,476 Shares of Common Stock
We are furnishing this Prospectus to the shareholders of Across America Real Estate Corp. (AARD), a Colorado corporation.
AARD owns the shares. Shareholders of AARD will receive one (1) of our shares for every ten (10) shares of AARD which they owned on March 1, 2007, the record date of the distribution. Fractional shares will be rounded to the next whole share. These distributions will be made within ten (10) days of the date of this Prospectus. ACROSS AMERICA REAL ESTATE EXCHANGE, INC. is bearing all costs incurred in connection with this distribution.
Before this offering, there has been no public market for our common stock and our common stock is not listed on any stock exchange or on the over-the-counter market. This distribution of our common shares is the first public distribution of our shares. It is our intention to seek a market maker to publish quotations for our shares on the OTC Electronic Bulletin Board; however, we have no agreement or understanding with any potential market maker. Accordingly, we can provide no assurance to you that a public market for our shares will develop and if so, what the market price of our shares may be.
Investing in our common stock involves a high degree of risk. You should read the “Risk Factors” beginning on Page 3.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 21, 2007.

INDEX TO FINANCIAL STATEMENTS
ACROSS AMERICA REAL ESTATE EXCHANGE, INC.
(A Development Stage Company)

Questions And Answers About The Spin-Off
Q:	How Many Real Estate Exchange Shares Will I Receive?

A:	Real Estate Exchange will distribute to you one (1) share of our common stock for every ten (10) shares of AARD you owned on the record date. Fractional shares will be rounded to the next whole share.

Q:	What Are Shares Of Real Estate Exchange Worth?

A:	The value of our shares will be determined by their trading price after the spin-off. We do not know what the trading price will be and we can provide no assurances as to value.

Q:	What Will Real Estate Exchange Do After The Spin-Off?

A:	We will operate a service to facilitate the tax-free exchange of real estate under Section 1031 of the Internal Revenue Code. We are currently in the development stage.

Q:	Will Real Estate Exchange Shares Be Listed On A National Stock Exchange Or The Nasdaq Stock Market?

A:	Our shares will not be listed on any national stock exchange or the Nasdaq Stock Market. It is our hope that the shares will be quoted by one or more market makers on the OTC Electronic Bulletin Board, although we have no agreements or understandings with any market maker to do so.

Q:	What Are The Tax Consequences To Me Of The Spin-Off?

A:	We do not believe that the distribution will qualify as a tax-free spin-off under U.S. tax laws. Consequently, the total value of the distribution, as well as your initial tax basis in our shares, will be determined by the fair market value of our common shares at the time of the spin-off. A portion of this distribution will be taxable to you as a dividend and the remainder will be a tax-free reduction in your basis in your AARD shares.

Q:	What Do I Have To Do To Receive My Real Estate Exchange Shares?

A:	No action by you is required. You do not need to pay any money or surrender your AARD common shares to receive our common shares. We will mail your Real Estate Exchange shares to your record address as of the record date.
About this Prospectus
You should rely only on the information contained in this prospectus. We have not, and AARD has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. AARD and we believe that the information contained in this prospectus is accurate as of the date on the cover. Changes may occur after that date; AARD and we may not update this information except as required by applicable law.
Forward-looking Statements
This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:
*	changes in general economic and business conditions affecting the real estate industry, especially real estate exchanges;

*	changes in legislation and regulation effecting the real estate industry;

*	changes in our business strategies;

*	the level of demand for our developed real estate; and

*	the availability of working capital.
In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by our company or any other person that our objectives and plans will be achieved.
Summary
About Our Company
     Please note that throughout this prospectus the words “we,” “our,” or “us” refers to Across America Real Estate Exchange, Inc (“Real Estate Exchange”).
     Real Estate Exchange is a wholly-owned subsidiary of Across America Real Estate Corp.(“AARD”). On January 10, 2007, the directors of AARD approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, a spin off to Company shareholders of record as of March 1, 2007 (the “Record Date”), on a pro rata basis, with one share each of Across America Real Estate Exchange, Inc. to be issued for each ten shares issued and outstanding of common stock or common stock upon conversion of Company preferred stock owned by such Company shareholders as of the Record Date. Since AARD’s business is related to the proposed activities of Real Estate Exchange, the AARD directors decided it was in the best interest of AARD and Real Estate Exchange and AARD’s shareholders to spin-off Real Estate Exchange to minimize any potential of conflict of interest.
     The shares of Real Estate Exchange are owned by AARD, who will distribute the Real Estate Exchange shares once the Form SB-2 is effective with the Securities and Exchange Commission. The shares will be distributed by X-Clearing Corp., which acts as our transfer agent.
     We are a development stage company. Our development stage began when we approved our business plan on November 9, 2006. Our plan is to facilitate the exchange of real estate properties between individuals through the use of Section 1031 of the Internal Revenue Code. To facilitate these exchanges, we plan to act as a Qualified Intermediary. See “Business” below.
     Our principal executive offices are located at 700 Seventeenth Street, Suite 1200, Denver, Colorado 80202, and our telephone number is (303) 893-1003.
Risk Factors
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock.
The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating result. In this case, the trading price of our common stock could decline and you might lose all or part of your investment.
If we do not generate adequate revenues to finance our operations, our business may fail.
     We have not generated revenues from our inception. As of December 31, 2006, we had a cash position of $2,000. Operating costs are expected to range between $30,000 and $50,000, for the fiscal year ending December 31, 2007. These operating costs include insurance, taxes, utilities, maintenance, contract services and all other costs of operations. We will use contract employees who will be paid on a per transaction basis as each real estate exchange is closed. However, the operating costs and expected revenue generation are difficult to predict. We expect to generate revenues in the next twelve months from Section 1031 exchange transactions using referrals from AARD and unrelated individuals and entities that operate in the real estate exchange business. Since there can be no assurances that revenues will be sufficient to cover operating costs for the foreseeable future, it may be necessary to raise additional funds. Due to our lack of operating history, raising additional funds may be difficult. In January, 2007, an organization named Safe Harbor I, LLC, formerly known as Safe Harbor Business Development Company (“Safe Harbor”), which is controlled by our President, Mr. Backman, agreed to provide operating capital in the form of a loan of $250,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due January 23, 2008, with a possible extension ending January 23, 2009. If we are unable to raise funds to cover any operating deficit after fiscal year ending January 23, 2009, our business may fail.
Because we had incurred a loss and have no current operations, our accountants have expressed doubts about our ability to continue as a going concern.
For the fiscal year ended December 31, 2006, our accountants have expressed doubt about our ability to continue as a going concern as a result of lack of history of operations, limited assets, and operating losses since inception. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:
     our ability to locate clients who will use our real estate intermediary services; and
     our ability to generate revenues.
Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating sufficient revenues. We expect our operating costs to range between $30,000 and $50,000 for the fiscal year ending December 31, 2007. We cannot guarantee that we will be successful in generating sufficient revenues or other funds in the future to cover these operating costs. Failure to generate sufficient revenues will cause us to go out of business.
The lack of a broker or dealer to create or maintain a market in our stock could adversely impact the price and liquidity of our securities.
     We have no agreement with any broker or dealer to act as a market maker for our securities and there is no assurance that we will be successful in obtaining any market makers. Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a market maker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.
As our stock will not be listed on Nasdaq or another national exchange, trading in our shares will be subject to rules governing “penny stocks,” which will impair trading activity in our shares.
     As we do not intend to list our stock on Nasdaq or another national exchange, our stock will therefore be subject to rules adopted by the Commission regulating broker dealer practices in connection with transactions in “penny stocks.” Those disclosure rules applicable to “penny stocks” require a broker dealer, prior to a transaction in a “penny stock” not otherwise exempt from the rules, to deliver a standardized list disclosure document prepared by the Commission. That disclosure document advises an investor that investment in “penny stocks” can be very risky and that the investor’s salesperson or broker is not an impartial advisor but rather paid to sell the shares. The disclosure contains further warnings for the investor to exercise caution in connection with an investment in “penny stocks,” to independently investigate the security, as well as the salesperson with whom the investor is working and to understand the risky nature of an investment in this security. The broker dealer must also provide the customer with certain other information and must make a special written determination that the “penny stock” is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Further, the rules require that, following the proposed transaction, the broker provide the customer with monthly account statements containing market information about the prices of the securities.
     These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for stockholders to dispose of their shares. You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock.
Issuances of our stock could dilute current shareholders and adversely affect the market price of our common stock, if a public trading market develops.
     We have the authority to issue up to 50,000,000 shares of common stock, 1,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. Although no financing is planned currently, we may need to raise additional capital to fund operating losses. If we raise funds by issuing equity securities, our existing stockholders who receive shares in the spin-off may experience substantial dilution. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

     The issuance of preferred stock by our board of directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our board of directors’ authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.
Colorado law and our Articles of Incorporation protect our directors from certain types of lawsuits, which could make it difficult for us to recover damages from them in the event of a lawsuit.
     Colorado law provides that our directors will not be liable to our company or to our stockholders for monetary damages for all but certain types of conduct as directors. Our Articles of Incorporation require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require our company to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.
Competition in the real estate exchange industry is intense.
     Our primary business plan involves facilitating real estate exchanges under Section 1031 of the Internal Revenue Code. This business is highly competitive. There are numerous similar companies providing such services in the United States of America. Our competitors will have greater financial resources and more expertise in this business. Our ability to obtain revenue from facilitating real estate exchanges under Section 1031 of the Internal Revenue Code will depend on our ability to successfully market our services in this highly competitive environment. We cannot guarantee that we will be able to do so successfully.
The share control position of the Mr. Backman will limit the ability of other shareholders to influence corporate actions.
     After distribution of our shares to the AARD shareholders, an entity controlled by our President, Mr. Backman, will own 1,178,144 shares and thereby control approximately 65% of our outstanding shares. Because the entity will beneficially control more than a majority of the outstanding shares, other shareholders, individually or as a group, will be limited in their ability to effectively influence the election or removal of our directors, the supervision and management of our business or a change in control of or sale of our company, even if they believed such changes were in the best interest of our shareholders generally.
Our future success depends, in large part, on the continued service of our President.
     We depend almost entirely on the efforts and continued employment of Mr. Backman, our President. Mr. Backman, is our primary executive officer, and we will depend on him for nearly all aspects of our operations. In addition, Mr. Backman’s company, Safe Harbor, is our only source of financing. We do not have an employment contract with Mr. Backman , and we do not carry key person insurance on the life of either. The loss of the services of Mr. Backman, through incapacity or otherwise, would have a material adverse effect on our business. It would be very difficult find and retain qualified personnel such as Mr. Backman and a financing source to replace Safe Harbor.
The Spin-Off and Plan of Distribution

Distributing Company	ACROSS AMERICA REAL ESTATE EXCHANGE, INC.

Shares To Be Distributed:	1,810,476 shares of our common stock, $0.001 par value. The shares to be distributed in the spin-off will represent 100% of our total common shares outstanding.

Distribution Ratio	One (1) of our common shares for every ten (10) common shares of AARD owned of record on March 1, 2007. No cash distributions will be paid. Fractional shares will be rounded to the next whole share.

No Payment Required	No holder of AARD common shares will be required to make any payment, exchange any shares or to take any other action in order to receive our common shares.

Record Date	The record date for Real Estate Exchange’s distribution shares is March 1, 2007. After the record date, the AARD common shares will be trading “ex dividend,” meaning that persons who have bought their common shares after the record date are not entitled to participate in the distribution.

Prospectus Mailing Date	March 23, 2007. We have mailed this prospectus to you on or about this date.

Distribution Date	1,810,476 of our common shares, which are held by AARD, will be delivered to the distribution agent on this date, and the spin-off will be completed.

The distribution date will be a date within ten (10) days following the prospectus mailing date designated above. You will be entitled to receive our shares even if you sold your AARD shares after the record date. A certificate representing your shares of our common stock will be mailed to your address of record as of the record date. The mailing process is expected to take about thirty (30) days.

Distribution Agent	The distribution agent for the spin-off will be X-Clearing Corp., Denver, Colorado.

Listing and Trading of Our Shares	There is currently no public market for our shares. We do not expect a market for our common shares to develop until after the distribution date. Our shares will not qualify for trading on any national or regional stock exchange or on the Nasdaq Stock Market. We will attempt to have one or more broker/dealers agree to serve as market makers and quote our shares on the over-the-counter market on the OTC Electronic Bulletin Board maintained by the NASD. However, we have no present agreement, arrangement or understanding with any broker/dealer to serve as a market maker for our common shares. If a public trading market develops for our common shares, of which there can be no assurance, we cannot ensure that an active trading market will be available to you. Many factors will influence the market price of our shares, including the depth and liquidity of the market which may develop, investor perception of our business, growth prospects and general market conditions.
Background and Reasons for the Spin-Off
     Real Estate Exchange is a corporation which was formed under the laws of the State of Colorado on December 1, 2005. Our Articles of Incorporation authorize our company to issue 50,000,000 shares of common stock with $0.001 par value per share and 1,000,000 shares of preferred stock with $0.10 par value per share.
     Real Estate Exchange was a wholly-owned subsidiary of Across America Real Estate Corp.(“AARD”). On January 10, 2007, the directors of AARD approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, the pro rata spin-off of Real Estate Exchange to AARD shareholders of record on March 1, 2007 on a pro rata basis. Since AARD’s business is related to the proposed activities of Real Estate Exchange, the AARD directors decided it was in the best interest of AARD and Real Estate Exchange and AARD’s shareholders to spin-off Real Estate Exchange to minimize any potential of conflict of interest.
     The shares of Real Estate Exchange are owned by AARD, who will distribute the Real Estate Exchange shares once the Form SB-2 is effective with the Securities and Exchange Commission. The shares will be distributed by X-Clearing Corp., which acts as our transfer agent.

Mechanics of Completing the Spin-Off
     Within ten (10) days following the date that the SEC declares effective the registration statement that includes this prospectus, we will deliver to the distribution agent, X-Clearing Corp., 1,810,476 shares of our common stock to be distributed to the AARD shareholders as of March 1, 2007, pro rata.
     You will be entitled to receive our shares even if you sold your AARD shares after the record date. A certificate representing your shares of our common stock will be mailed to your address of record as of the record date. The mailing process is expected to take about thirty (30) days.
     No cash distributions will be paid. Fractional shares will be rounded to the next whole share.
     No holder of common shares of AARD is required to make any payment or exchange any shares in order to receive our common shares in the spin-off distribution.
     If we are unable to locate a shareholder entitled to receive our shares as part of the dividend spin-off, then such shares will be returned to our parent company, AARD.
Capitalization
     The following table sets forth our capitalization as of December 31, 2006. This section should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus.

As of December 31,
2006
Current maturities of debt	—
Long-term debt
Total debt
Shareholders’ (Deficit)	(500)
Preferred Stock, $0.10 par value, 1,000,000 shares authorized; no shares outstanding	—
Common Stock, $0.001 par value; authorized 50,000,000 shares: 2,000,000 issued and outstanding(1)	2000
Additional paid-in capital	—
Stock Subscriptions	—
Accumulated (deficit) Accumulated (deficit) during developmental stage	(500)
Total shareholders’ equity	1,500
Total shareholders’ equity and capitalization	2,000

(1)	In connection with the spin-off, we estimate that AARD will issue approximately 1,810,476 shares to AARD shareholders. As a result, AARD will cancel and return to authorized shares a total of approximately 189,524 shares, giving the AARD shareholders one hundred percent ownership of us.
Certain Market Information
     There currently exists no public trading market for our common stock. We do not intend to develop a public trading market until the spin-off has been completed. There can be no assurance that a public trading market will develop at that time or be sustained in the future. Without an active public trading market, you may not be able to liquidate your shares without considerable delay, if at all. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in our company, may have a significant impact on the market price of our common stock. Also, because of the relatively low price of our common stock, many brokerage firms may not effect transactions in the common stock.
     Upon effectiveness of this SB-2, we plan to apply for quotation of the Common Stock on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. Real Estate Exchange will have 1,810,476 shares of common stock issued and outstanding.

     Real Estate Exchange has never paid a dividend on its common stock. We do not anticipate paying any dividends on our common stock in the foreseeable future. Management anticipates that earnings, if any, will be retained to fund our working capital needs and the expansion of our business. The paying of any dividends is in the discretion of the Board of Directors.
     Following the spin-off, we believe that there will be approximately eighty-eight stockholders of record.
Selected Financial Data
     Set forth below is our selected financial data as of and for the year ended December 31, 2006. This financial information is derived from our consolidated financial statements and related notes included elsewhere in this prospectus and is qualified by reference to these consolidated financial statements and the related notes thereto.
Balance Sheet Data

Year Ended
December 31,
2006
Total assets	2,000
Current assets	2,000
Current liabilities	500
Net working capital (deficit)	1,500
Shareholders’ equity	1,500
Operating Statement Data

For the Year
Ended
December 31,
2006
Revenues	-0-
Net income (loss)	(500)
Weighted average number of common shares	2,000,000
Basic and diluted income (loss) per common share	0
Management’s Discussion and Analysis of Financial Condition
and Results of Operations
     Certain statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations that are not historical facts are forward-looking statements such as statements relating to future operating results, existing and expected competition, financing and refinancing sources and availability and plans for future development or expansion activities and capital expenditures. Such forward-looking statements involve a number of risks and uncertainties that may significantly affect our liquidity and results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, and changes in applicable laws or regulations. The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report.
     Our activities have been primarily focused on organization as a development stage enterprise since planned principal operations have not yet commenced. Accordingly, management does not consider the historical results of operations to be representative of our future results of operation. Our development stage began when we approved our business plan on November 9, 2006. Our plan is to facilitate the exchange of real estate properties between individuals through the use of Section 1031 of the Internal Revenue Code. To facilitate these exchanges, we plan to act as a Qualified Intermediary. See “Business” below.
Critical Accounting Policies
     We have identified the following policies below as critical to our business and results of operations. For further discussion on the application of these and other accounting policies, see Note 1 to the accompanying audited financial statements for the year ended December 31, 2006, included elsewhere in this Prospectus. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.
Use of Estimates in the Preparation of Financial Statements
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition
     We have had no revenue during the year ended December 31, 2006. Anticipated future operating revenue will represent services in connection with acting as a Qualified Intermediary in Section 1031 real estate exchange transactions. Such revenues will be recorded as the services are performed.
Plan of Operation for December 31, 2006 to December 31, 2007
     Real Estate Exchange intends to facilitate the exchange of real estate properties between individuals through the use of Section 1031 of the Internal Revenue Code. Real Estate Exchange acts as a “Qualified Intermediary” for a fee to facilitate these exchanges. Through a Section 1031 Exchange, the tax on the gain is deferred until some future date.
     Our operating costs are expected to range between $30,000 and $50,000 for the fiscal year ending December 31, 2007. These operating costs include insurance, taxes, utilities, maintenance, contract services and all other costs of operations. However, the operating costs and expected revenue generation are difficult to predict. We expect to generate revenues in the next twelve months from Section 1031 exchange transactions using referrals from AARD and unrelated individuals and entities that operate in the real estate exchange business. We will use contract employees who will be paid on a per transaction basis as each real estate exchange is closed. Since there can be no assurances that revenues will be sufficient to cover operating costs for the foreseeable future, it may be necessary to raise additional funds. Due to our lack of operating history, raising additional funds may be difficult. In January, 2007, an organization named Safe Harbor, I, LLC, formerly known as Safe Harbor Business Development Company (“Safe Harbor”), which is controlled by our President, Mr. Backman, agreed to provide operating capital in the form of a loan of $250,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due January 23, 2008, with a possible extension ending January 23, 2009. If we are unable to raise funds to cover any operating deficit after fiscal year ending January 23, 2009, our business may fail.
     We generated no revenues during the year ended December 31, 2006, and management does not anticipate any revenues until March, 2007, as contemplated by our business plan.
Seasonality
     We do not expect that our business will be seasonal with nearly all revenue generated throughout the year. However, with our startup phase, we do not anticipate any material revenue until March, 2007.
Results of Operations
     We had no revenue for the year ended December 31, 2006. Operating expenses during the year ended December 31, 2006 totaled $500, consisting of professional fees.
Liquidity and Capital Resources
     At December 31, 2006, we had an unrestricted cash balance of $2,000. Our current assets were $2,000 at December 31, 2006 and our current liabilities totaled $500 , resulting in net working capital of $1,500.

Financial Position
     At December 31, 2006, we had no commitments for capital expenditures. In January, 2007, Safe Harbor I, LLC, formerly known as Safe Harbor agreed to provide operating capital in the form of a loan of $250,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due January 23, 2008, with a possible extension ending January 23, 2009. Management estimates it will take approximately $35,000 — $50,000 per year to fund proposed operations. Since we have no operating history, it is uncertain whether revenue from operations will be sufficient to cover our operating expenses. We have no commitment for funding after fiscal year 2007. If we are unable to raise funds to cover any operating deficit after fiscal year ending December 31, 2007, our business may fail.
Trends
     There are no known trends, events or uncertainties that have had or that are reasonably expected to have a material impact on the net sales or revenues or income from our proposed operations. Our management has not made any commitments, which will require any material financial resources.
Business
Business Development
     Real Estate Exchange is a corporation which was formed under the laws of the State of Colorado on December 1, 2005. We are a wholly-owned subsidiary of Across America Real Estate Corp.(“AARD”).
     We are a development stage company. Our development stage began when we approved our business plan on November 9, 2006. Our plan is to facilitate the exchange of real estate properties between individuals through the use of Section 1031 of the Internal Revenue Code.
     On January 10, 2007, the directors of AARD approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, the pro rata spin-off of Real Estate Exchange to AARD shareholders of record on March 1, 2007 on a pro rata basis. Since AARD’s business is related to the proposed activities of Real Estate Exchange, the AARD directors decided it was in the best interest of AARD and Real Estate Exchange and AARD’s shareholders to spin-off Real Estate Exchange to minimize any potential of conflict of interest.
     The shares of Real Estate Exchange are owned by AARD, who will distribute the Real Estate Exchange shares once the Form SB-2 is effective with the Securities and Exchange Commission. The shares will be distributed by X-Clearing Corp., which acts as our transfer agent.
Proposed Business
     Our plan is to facilitate the exchange of real estate properties between individuals through the use of Section 1031 of the Internal Revenue Code. We plan to operate out of one office in the Denver Metropolitan area. We have no specific plans at this point for additional offices. We plan to act as a “Qualified Intermediary” for a fee to facilitate these exchanges. Through a Section 1031 Exchange, the tax on the gain is deferred until some future date.
     Section 1031 of the Internal Revenue Code provides that no gain or loss shall be recognized on the exchange of property held for productive use in a trade or business, or for investment. A tax-deferred exchange is a method by which a property owner trades one or more relinquished properties for one or more replacement properties of “like-kind”, while deferring the payment of federal income taxes and some state taxes on the transaction.
     The theory behind Section 1031 is that when a property owner has reinvested the sale proceeds into another property, the economic gain has not been realized in a way that generates funds to pay any tax. In other words, the taxpayer’s investment is still the same, only the form has changed (e.g. vacant land exchanged for apartment building). Therefore, it would be unfair to force the taxpayer to pay tax on a “paper” gain.

     The like-kind exchange under Section 1031 is tax-deferred, not tax-free. When the replacement property is ultimately sold (not as part of another exchange), the original deferred gain, plus any additional gain realized since the purchase of the replacement property, is subject to tax.
     Tax deferred exchanges involving the sale of the Exchanger’s property are possible because of the use of a “Qualified Intermediary”. Middlemen take the place of the exchanger in dealing with a buyer of his property and the seller of the property he wishes to trade for. We plan to act as a Qualified Intermediary. All middlemen pass ownership to property and hold sale proceeds for eventual use in completing an exchange. Some middlemen also provide documentation to perform the exchange. However, not all middlemen serve the same functions. “Intermediaries” are independent third parties who are asked to enter the transaction by the Exchanger and who earn a fee for this service. When middlemen act as agents of the Exchanger, they are more properly called “agents” or “strawmen”. Strawmen may or may not earn a fee. A party to the original transaction, such as a seller or buyer, who agree to act as accommodating grantors are referred to as “accommodators”. Accommodators do not earn a fee. Incorrectly calling an intermediary a “strawman” may create the appearance of agency when none is intended. We plan to abide by strict legal descriptions of each of these functions so that we may defend or defeat an attack on an exchange in tax court.
     A Qualified Intermediary is an independent party who facilitates tax-deferred exchanges pursuant to Section 1031 of the Internal Revenue Code. The Qualified Intermediary cannot be the taxpayer or a disqualified person. Acting under a written agreement with the taxpayer, the Qualified Intermediary acquires the relinquished property and transfers it to the buyer. The Qualified Intermediary holds the sales proceeds, to prevent the taxpayer from having actual or constructive receipt of the funds. Finally, the Qualified Intermediary acquires the replacement property and transfers it to the taxpayer to complete the exchange within the appropriate time limits.
Description of Section 1031 Transactions
     In a typical real estate transaction, the property owner is taxed on any gain realized from the sale. However, through a Section 1031 Exchange, the tax on the gain is deferred until some future date. Section 1031 of the Internal Revenue Code provides that no gain or loss shall be recognized on the exchange of property held for productive use in a trade or business, or for investment. A tax-deferred exchange is a method by which a property owner trades one or more relinquished properties for one or more replacement properties of “like-kind”, while deferring the payment of federal income taxes and some state taxes on the transaction.
     The theory behind Section 1031 is that when a property owner has reinvested the sale proceeds into another property, the economic gain has not been realized in a way that generates funds to pay any tax. In other words, the taxpayer’s investment is still the same, only the form has changed (e.g. vacant land exchanged for apartment building). Therefore, it would be unfair to force the taxpayer to pay tax on a “paper” gain.
     The like-kind exchange under Section 1031 is tax-deferred, not tax-free. When the replacement property is ultimately sold (not as part of another exchange), the original deferred gain, plus any additional gain realized since the purchase of the replacement property, is subject to tax.
     A Section 1031 exchange is one of the few techniques available to postpone taxes due on the sale of qualifying properties.
•	By deferring the tax, you have more money available to invest in another property. In effect, you receive an interest free loan from the federal government, in the amount you would have paid in taxes.

•	Any gain from depreciation recapture is postponed.

•	You can acquire and dispose of properties to reallocate your investment portfolio without paying tax on any gain. There are several types of Exchanges.

•	Simultaneous Exchange: The exchange of the relinquished property for the replacement property occurs at the same time.

•	Delayed Exchange: This is the most common type of exchange. A Delayed Exchange occurs when there is a time gap between the transfer of the Relinquished Property and the acquisition of the Replacement Property. A Delayed Exchange is subject to strict time limits, which are set forth in the Treasury Regulations.

•	Build-to-Suit (Improvement or Construction) Exchange: This technique allows the taxpayer to build on, or make improvements to, the replacement property, using the exchange proceeds.

•	Reverse Exchange: A situation where the replacement property is acquired prior to transferring the relinquished property. The IRS has offered a safe harbor for reverse exchanges, as outlined in Rev. Proc. 2000-37, effective September 15, 2000. These transactions are sometimes referred to as “parking arrangements” and may also be structured in ways which are outside the safe harbor.

•	Personal Property Exchange: Exchanges are not limited to real property. Personal property can also be exchanged for other personal property of like-kind or like-class.
     To be a valid exchange, the transaction must meet certain standards.
•	Qualifying Property — Certain types of property are specifically excluded from Section 1031 treatment: property held primarily for sale; inventories; stocks, bonds or notes; other securities or evidences of indebtedness; interests in a partnership; certificates of trusts or beneficial interest; and choses in action. In general, if property is not specifically excluded, it can qualify for tax-deferred treatment.

•	Proper Purpose — Both the relinquished property and replacement property must be held for productive use in a trade or business or for investment. Property acquired for immediate resale will not qualify. The taxpayer’s personal residence will not qualify.

•	Like Kind — Replacement property acquired in an exchange must be “like-kind” to the property being relinquished. All qualifying real property located in the United States is like-kind. Personal property that is relinquished must be either like-kind or like-class to the personal property which is acquired. Property located outside the United States is not like-kind to property located in the United States.

•	Exchange Requirement — The relinquished property must be exchanged for other property, rather than sold for cash and using the proceeds to buy the replacement property. Most deferred exchanges are facilitated by Qualified Intermediaries, who assist the taxpayer in meeting the requirements of Section 1031.
     The general guidelines to follow in order for a taxpayer to defer all the taxable gain are as follows.
•	The value of the replacement property must be equal to or greater than the value of the relinquished property.

•	The equity in the replacement property must be equal to or greater than the equity in the relinquished property.

•	The debt on the replacement property must be equal to or greater than the debt on the relinquished property.

•	All of the net proceeds from the sale of the relinquished property must be used to acquire the replacement property.
     Once the money is deposited into an exchange account, funds can only be withdrawn in accordance with IRS Regulations. The taxpayer cannot receive any money until the exchange is complete.
     The exchange ends the moment the taxpayer has actual or constructive receipt (i.e. direct or indirect use or control) of the proceeds from the sale of the relinquished property. The use of a Qualified Intermediary is a safe harbor established by the Treasury Regulations. If the taxpayer meets the requirements of this safe harbor, the IRS will not consider the taxpayer to be in receipt of the funds. The sale proceeds go directly to the Qualified Intermediary, who holds them until they are needed to acquire the replacement property. The Qualified Intermediary then delivers the funds directly to the closing agent. The taxpayer may not receive the proceeds or take constructive receipt of the funds in any way, without disqualifying the exchange.
     A taxpayer has 45 days after the date that the relinquished property is transferred to properly identify potential replacement properties. The exchange must be completed by the date that is 180 days after the transfer of the relinquished property, or the due date of the taxpayer’s federal tax return for the year in which the relinquished property was transferred, whichever is earlier. Thus, for a calendar year taxpayer, the exchange period may be cut short for any exchange that begins after October 17th. However, the taxpayer can get the full 180 days, by obtaining an extension of the due date for filing the tax return. There are no extensions available. If the taxpayer does not meet the time limits, the exchange will fail and the taxpayer will have to pay any taxes arising from the sale of the relinquished property.

     There are three rules that limit the number of properties that can be identified. The taxpayer must meet the requirements of at least one of these rules:
•	Three-Property Rule: The taxpayer may identify up to three potential replacement properties, without regard to their value; or

•	200% Rule: Any number of properties may be identified, but their total value cannot exceed twice the value of the relinquished property, or

•	95% Rule: The taxpayer may identify as many properties as he wants, but before the end of the exchange period the taxpayer must acquire replacement properties with an aggregate fair market value equal to at least 95% of the aggregate fair market value of all the identified properties.
     Potential replacement property must be identified in a writing, signed by the taxpayer, and delivered to a party to the exchange who is not considered a “disqualified person”. A “disqualified” person is any one who has a relationship with the taxpayer that is so close that the person is presumed to be under the control of the taxpayer. Examples include blood relatives, and any person who is or has been the taxpayer’s attorney, accountant, investment banker or real estate agent within the two years prior to the closing of the relinquished property. The identification cannot be made orally.
Competition
     Our primary business plan involves facilitating real estate exchanges under Section 1031 of the Internal Revenue Code. This business is highly competitive. There are numerous similar companies providing such services in the United States of America. Our competitors will have greater financial resources and more expertise in this business. Our ability to obtain revenue from facilitating real estate exchanges under Section 1031 of the Internal Revenue Code will depend on our ability to successfully market our services in this highly competitive environment. We cannot guarantee that we will be able to do so successfully.
Effect of Governmental Regulations: Compliance with Environmental Laws
     Since we only act in the capacity of an intermediary, we do not expect government regulations or environmental laws to have any material impact on us.
Property
     We currently use the mailing address of the offices of AARD for company use. We plan to occupy separate office facilities and obtain office furniture and equipment after the spin off. We own no real estate nor have plans to acquire any real estate.
Employees
     We have no employees other than Mr. Backman, our President, He plans to devote less than 5% of his time to our business.
Legal Proceedings
     We are not a party to any material legal proceedings, nor is our property the subject of any material legal proceeding.
Management
Directors, executive officers and key employees

Name:	Age:	Position:
G. Brent. Backman	65	President, Chief Executive Officer, Chief Financial Officer, Secretary-Treasurer and Director
Eric Balzer	58	Director
Mr. Backman has been an officer and director of ours since inception. He has also been a director of AARD since March, 2006. Mr. Backman co-founded Advanced Energy Industries (NASDAQ: AEIS) in 1981 and had been Vice President of Advanced Energy and a Director since its incorporation until December, 1998 when he retired as an officer of the company. He later retired from Advanced

Energy’s Board of Directors in 2003. Mr. Backman helped Advanced Energy differentiate itself by growing to in excess of $100 million in revenues without any outside capital until the company went public in 1995. He helped lead the company to $360 million in annual revenue with 1,498 employees and a market cap of $2.3 billion in the fiscal year 2000. Mr. Backman started his career at Hughes Aircraft Company, where he rose to the position of Business Manager of a $400 million research lab. He left Hughes Aircraft Company to help found Ion Tech, which was acquired by Veeco Instruments. Mr. Backman has a degree from California State University, Fullerton.
Mr. Balzer has been a director of ours since inception. He has also been a director of AARD since its inception. He also has served as a member of the Board of Directors and Chairman of the Audit Committee of Ramtron International Corporation (RMTR), a NASDAQ National Market Company which designs specialized semiconductor products, from September, 1998 to 2004. In 2004, he became its Chief Financial Officer. Mr. Balzer was Senior Vice-President of Operations at Advanced Energy Industries (AEIS)from 1990 to 1999. Prior to joining Advanced Energy, Mr. Balzer was the Controller and, later, the Material and Manufacturing Manager of the Colorado Springs facility for International Business Machines (IBM). In addition to Advanced Energy, he has been a senior manager in one other successful start-up company, Colorado Manufacturing Technology, Inc., which was subsequently sold. His experience also includes financial oversight responsibilities for $1.5 Billion of cost plus construction programs with Shell Oil Company. Mr. Balzer currently manages his own residential real estate development and property management companies. These companies are known as Antares Development,LLC which has been in business since November, 1997 and Antares Property Management, Inc., which has been in business since July, 1999.
Committees of the Board of Directors
     Currently, we do not have any committees of the Board of Directors.
Director and Executive Compensation
     No compensation has been paid and no stock options granted to any of our officers or directors in the last three fiscal years.
Employment Agreements
     We have no written employment agreements with any of our executive officers or key employees.
Equity Incentive Plan
     We have not adopted an equity incentive plan, and no stock options or similar instruments have been granted to any of our officers or directors.
Indemnification and Limitation on Liability of Directors
     Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by Colorado law. Specifically, our directors will not be personally liable to our company or any of its shareholders for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.
     At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Certain Relationships and Related Transactions
     On January 23, 2007, Safe Harbor I, LLC, formerly known as Safe Harbor Business Development Company, a company controlled by our President, Mr. Backman, agreed to provide operating capital in the form of a loan of $250,000 to cover operating expenses. This loan is evidenced by an unsecured promissory note which is due January 23, 2008. The maturity date of this note may be extended at the option of Safe Harbor for a period of one year following the maturity date provided Safe Harbor receives a renewal fee equal to 1.5% of the then outstanding principal balance due. However, the maturity date of this note will not be extended past January 23, 2009. The note is at an interest rate of 15% per annum, with interest payments to be made every ninety days, beginning ninety days for the date of the promissory note.
     We issued have a total of 200,000 warrants to Safe Harbor, exercisable at a price of $0.01 per share subject to adjustment, for a period of five years from the date of issuance. These warrants were issued as an additional inducement for Safe Harbor to loan us $250,000. The warrants are subject to registration rights.
     Once the spin-off distribution is affected, the GDBA Investments, LLLP will hold 1,178,144 shares of our issued and outstanding stock, representing approximately 65% of our issued and outstanding common stock. Mr. Backman is a beneficiary of GDBA Investments, LLLP and controls this entity. GDBA Investments, LLLP may be deemed a “parent” as defined under the rules and regulations promulgated under the Securities Act.
     There were 2,000,000 shares of common stock outstanding at December 31, 2006. To facilitate the one for ten distribution, approximately 189,524 shares will be cancelled for no consideration, leaving a total of approximately 1,810,476 shares issued and outstanding, giving the AARD shareholders one hundred percent ownership of us.
     We use the mailing address of the offices of AARD for our mailing address. No expense provision for this use has been provided since it has been determined that it is immaterial.
Principal Stockholders
     The following table sets forth, as of January 10, 2007, information regarding the anticipated future ownership of our common stock after the spin off by:
*	persons who own more than 5% of our common stock;

*	each of our directors and each of our executive officers; and

*	all directors and executive officers as a group.
     We had 2,000,000 shares issued and outstanding as of December 31, 2006. The following table reflects our stock ownership assuming the completion of the spin-off of our shares to the shareholders of record of AARD declared January 10, 2007 to be effective March 1, 2007. Each person has sole voting and investment power with respect to the shares shown, except as noted. As of January 10, 2007, AARD had 16,036,625 shares of common stock and 517,000 Series A Convertible Preferred Stock, which is the equivalent of an additional 2,068,000 common shares, for a total of 18,104,625 shares outstanding, on a fully diluted basis. In connection with the spin-off, we estimate that AARD will issue approximately 1,810,476 shares to AARD shareholders. As a result, AARD will cancel and return to authorized shares a total of approximately 189,524 shares, giving the AARD shareholders one hundred percent ownership of us. For the purposes of this table, we have used 1,810,476 shares as our anticipated total issued and outstanding.

Name and Address
Beneficial	No. of	Percentage
Owner	Common Shares	of Ownership(1)(2)
G. Brent Backman(3)(6)	1,178,144	65%
700 17th Street, Suite 1200 Denver, Colorado 80202

Sarmat, LLC(4)	314,000	17%
700 17th Street, Suite 1200 Denver, Colorado 80202

Eric Balzer(5)	24,000	1%
700 17th Street, Suite 1200 Denver, Colorado 80202

BOCO Investments, LLC(6)	100,000	6%
103 West Mountain Ave. Fort Collins, Colorado 80524

All Officers and Directors as a Group (two persons)	1,202,144	66%

(1)	All ownership is beneficial and of record, unless indicated otherwise.

(2)	Beneficial owners listed above have sole voting and investment power with respect to the shares shown, unless otherwise indicated.

(3)	A total 1,178,144 shares are owned of record by GDBA Investments, LLLP, which is controlled by Mr. Backman. A total of 1,000 shares are owned in the name of adult children of the affiliate of this entity, for which it disclaims beneficial ownership.

(4)	A total of 194,000 of these shares are owned of record. Sarmat, LLC is controlled by Mr. Brian Klemsz. Mr. Klemsz’s only role with us is as an indirect investor. A total of 120,000 shares are owned in the name of family members of the affiliate of this entity.

(5)	A total of 15,000 shares are owned in the name of an affiliated entity. A total of 7,500 shares are owned in the name of Mr. Balzer’s son. Mr. Balzer disclaims beneficial ownership of these shares.

(6)	On September 28, 2006, GDBA Investments, LLLP and BOCO Investments, LLC each acquired 250,000 shares of AARD Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is the equivalent of four common shares for conversion purposes. As a result, GDBA Investments, LLLP and BOCO Investments, LLC will each receive an additional 100,0000 common shares in us, in addition to any ownership of common shares. These additional shares are reflected in the total number of shares owned by each entity in us.
Federal Income Tax Considerations
General
     The following discusses U.S. federal income tax consequences of the spin-off transactions to AARD stockholders who hold AARD common stock as a capital asset. The discussion which follows is based on the Internal Revenue Code, Treasury Regulations issued under the Internal Revenue Code, and judicial and administrative interpretations of the Code, all as in effect as of the date of this Prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not intended as a complete description of all tax consequences of the spin-off, and in particular may not address U.S. federal income tax considerations applicable to AARD stockholders who are subject to special treatment under U.S. federal income tax law. Stockholders subject to special treatment include, for example:
*	foreign persons (for income tax purposes, a non-U.S. person is a person who is not a citizen or a resident of the United States, or an alien individual who is a lawful permanent resident of the United States, or meets the substantial presence residency test under the federal income tax laws, or a corporation, partnership or other entity that is not organized in or under the laws of the United States or any state thereof or the District of Columbia),

*	financial institutions,

*	dealers in securities,

*	traders in securities who elect to apply a market-to-market method of accounting,

*	insurance companies,

*	tax-exempt entities,

*	holders who acquire their shares pursuant to the exercise of employee stock options or other compensatory rights, and

*	holders who hold AARD common stock as part of a hedge, straddle, conversion or constructive sale.
Further, no information is provided in this Prospectus with respect to the tax consequences of the spin-off under applicable foreign or state or local laws.
     AARD stockholders are urged to consult with their tax advisors regarding the tax consequences of the spin-off to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.
     We believe that the distribution will not qualify as a tax-free distribution because we do not believe it meets the requirements of Section 355 of the Code.
     Based upon the assumption that the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each AARD stockholder receiving our shares of common stock in the spin-off generally would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of our common stock when received. This would result in:
*	a dividend to the extent paid out of AARD’s current and accumulated earnings and profits at the end of the year in which the spin-off occurs; then

*	a reduction in your basis in AARD common stock to the extent that the fair market value of our common stock received in the spin-off exceeds your share of the dividend portion of the distribution referenced above; and then

*	gain from the sale or exchange of AARD common stock to the extent the amount received exceeds the sum of the portion taxed as a dividend and the portion treated as a reduction in basis.

*	each shareholder’s basis in our common stock will be equal to the fair market value of such stock at the time of the spin-off. If a public trading market for our common stock develops, we believe that the fair market value of the shares will be equal to the public trading price of the shares on the distribution date. However, if a public trading market for our shares does not exist on the distribution date, other criteria will be used to determine fair market value, including such factors as recent transactions in our shares, our net book value and other recognized criteria of value.
     Following completion of the distribution, information with respect to the allocation of tax basis among AARD and our common stock will be made available to the holders of AARD common stock.
Back-up Withholding Requirements
     U.S. information reporting requirements and back-up withholding may apply with respect to dividends paid on and the proceeds from the taxable sale, exchange or other disposition of our common stock unless the stockholder:
*	is a corporation or comes within certain other exempt categories and, when required, demonstrates these facts; or

*	provides a correct taxpayer identification number, certifies that there has been no loss of exemption from back-up withholding and otherwise complies with applicable requirements of the back-up withholding rules.
     A stockholder who does not supply AARD with his, her or its correct taxpayer identification number may be subject to penalties imposed by the I.R.S. Any amount withheld under these rules will be creditable against the stockholder’s federal income tax liability. Stockholders should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining such exemption. If information reporting requirements apply to the stockholder, the amount of dividends paid with respect to the stockholder’s shares will be reported annually to the I.R.S. and to the stockholder.

Federal Securities Laws Consequences
     Of the 1,810,476 shares of Real Estate Exchange common stock distributed to AARD stockholders in the spin-off, all 1,810,476 shares will be freely transferable under the act, except for those securities received by persons who may be deemed to be affiliates of Real Estate Exchange under Securities Act rules. Persons who may be deemed to be affiliates of Real Estate Exchange after the spin-off generally include individuals or entities that control, are controlled by or are under common control with Real Estate Exchange, such as our directors and executive officers. Approximately 1,531,144 shares of our common stock will be held by affiliates after completion of the spin-off.
     Persons who are affiliates of Real Estate Exchange generally will be permitted to sell their shares of Real Estate Exchange common stock received in the spin-off only pursuant to Rule 144 under the Securities Act. However, because the shares received in the spin-off are not restricted securities, the holding period requirement of Rule 144 will not apply. As a result, Real Estate Exchange common stock received by Real Estate Exchange affiliates pursuant to the spin-off may be sold if certain provisions of Rule 144 under the Securities Act are complied with (e.g., the amount sold within a three-month period does not exceed the greater of one percent of the outstanding Real Estate Exchange common stock or the average weekly trading volume for Real Estate Exchange common stock during the preceding four-week period, and the securities are sold in “broker’s transactions” and in compliance with certain notice provisions under Rule 144).
Description of Securities
     We are authorized to issue up to 50,000,000 shares of $0.001 par value common stock and 1,000,000 shares of $0.10 par value preferred stock. As of December 31, 2006, 2,000,000 shares of Common Stock and no shares of preferred stock were issued and outstanding. Following the spin-off, we believe that there will be approximately 88 stockholders of record, based upon the number of record holders of AARD common shares as of the record date. All of our common shares distributed in the spin-off will be duly authorized, fully paid and nonassessable. The shares of Real Estate Exchange are owned by AARD, who will distribute the Real Estate Exchange shares once the Form SB-2 is effective with the Securities and Exchange Commission. The shares will be distributed by X-Clearing Corp., which acts as our transfer agent.
Common Stock
     The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, amendment of the articles of incorporation require the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.
Preferred Stock
     We are authorized to issue up to 1,000,000 shares of $0.10 par value preferred stock. Our preferred shares are entitled to such rights, references and limitations as determined by our board of directors. At the present time, no rights, preferences or limitations have been established for our preferred shares.
     Although we currently do not have any plans to issue shares of preferred stock or to designate any series of preferred stock, there can be no assurance that we will not do so in the future. As a result, we could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption of such shares, together with a premium, prior to the redemption to common stock. Our common stockholders have no redemption rights. In addition, our Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.
Warrants
     We issued have a total of 200,000 warrants to Safe Harbor, exercisable at a price of $0.01 per share subject to adjustment, for a period of five years from the date of issuance. These warrants were issued as an additional inducement for Safe Harbor to loan us $250,000. The warrants are subject to registration rights.

Options
     We have not issued any options or other derivative securities.
Transfer Agent
     The stock transfer agent for our securities is X-Clearing Corp, of Denver, Colorado. Their address is 535 Sixteenth Street, Suite 810, Denver, Colorado 80202. Their phone number is (303)573-1000.
Reports to Stockholders
     We intend to furnish annual reports to stockholders which will include audited financial statements reported on by our independent certified public accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders as we deem appropriate.
Legal Matters
     The law firm of David Wagner & Associates, P.C. of Greenwood Village, Colorado has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering. After the spin off, an affiliate of this firm will own 31,550 shares of our common stock.
Experts
     The financial statements of Real Estate Exchange as of and for the year ended December 31, 2006 included herein and elsewhere in the Registration Statement have been audited by Cordovano and Honeck LLP independent certified public accountants, to the extent set forth in their report appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.
Where You Can Find More Information
     You may read and copy any document we file at the Commission’s Public Reference Room in Washington, D.C. The Public Reference Room is located in Room 1580, 100 F Street N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission’s website at http://www.sec.gov.
     We have filed with the Commission a Registration Statement on Form SB-2 to register the shares of our common stock to be distributed in the spin-off. This prospectus is part of that Registration Statement and, as permitted by the Commission’s rules, does not contain all of the information set forth in the Registration Statement. For further information about our company or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement.
     We are not currently subject to the informational filing requirements of the Exchange Act. However, as a result of this offering, we will become subject to these requirements and will file periodic reports, including annual reports containing audited financial statements, reports containing unaudited interim financial statements, quarterly and special reports, proxy statements and other information with the Commission. We will provide without charge to each person who receives this prospectus copies of our reports and other information which we file with the Commission. Your request for this information should be directed to our President and Chief Financial Officer, G. Brent Backman, at our corporate office in Denver, Colorado. You can also review this information at the public reference rooms of the Commission and on the Commission’s website as described above.

FINANCIAL STATEMENTS
with
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Across America Real Estate Exchange, Inc.:
We have audited the accompanying balance sheet of Across America Real Estate Exchange, Inc. (a development stage company) as of December 31, 2006, and the related statements of operations, changes in shareholder’s equity, and cash flows for the year ended December 31, 2006, from December 1, 2005 (inception) through December 31, 2005, and from December 1, 2005 (inception) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Across America Real Estate Exchange, Inc. as of December 31, 2006, and the results of its operations and its cash flows for the year ended December 31, 2006, from December 1, 2005 (inception) through December 31, 2005, and from December 1, 2005 (inception) through December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no history of operations, limited assets, and has incurred operating losses since inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Cordovano and Honeck LLP
Englewood, Colorado
January 10, 2007

Across America Real Estate Exchange, Inc.
(A Development Stage Company)
Balance Sheet
December 31, 2006

Assets
Cash and equivalents	$2,000

Total assets	$2,000

Liabilities and Shareholder’s Equity
Liabilities
Accrued liabilities	$500

Total liabilities	500

Shareholder’s equity
Preferred stock, $.10 par value; 1,000,000 shares authorized, -0- shares issued and outstanding	—
Common stock, $.001 par value; 50,000,000 shares authorized, 2,000,000 shares issued and outstanding	2,000
Deficit accumulated during development stage	(500)

Total shareholder’s equity	1,500

Total liabilities and shareholder’s equity	$2,000

Across America Real Estate Exchange, Inc.
(A Development Stage Company)
Statements of Operations

		December 1, 2005	December 1, 2005
		(Inception)	(Inception)
	Year Ended	Through	Through
	December 31,	December 31,	December 31,
	2006	2005	2006
Operating expenses:
Selling, general and administrative	$500	$—	$500

Total Operating expenses	500	—	500

Loss from operations	(500)	—	(500)

Net loss	$(500)	$—	$(500)

Basic and diluted loss per share	$(0.00)	$(0.00)

Basic and diluted weighted average common shares outstanding	2,000,000	—

Across America Real Estate Exchange, Inc.
(A Development Stage Company)
Statements of Cash Flows

		December 1, 2005	December 1, 2005
		(Inception)	(Inception)
	Year Ended	Through	Through
	December 31,	December 31,	December 31,
	2006	2005	2006
Cash flows from operating activities:
Net loss	$(500)	$—	$(500)
Adjustments to reconcile net income to net cash used by operating activities:
Changes in current assets and current liabilities:
Accounts payable and accrued liabilities	500	—	500

Net cash provided by operating activities	—	—	—

Cash flows from financing activities:
Proceeds from sale of common stock	2,000	—	2,000

Net cash provided by financing activities	2,000	—	2,000

Net change in cash	2,000	—	2,000
Cash and equivalents, beginning of period	—	—	—

Cash and equivalents, end of period	$2,000	$—	$2,000

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$—	$—

Interest	$—	$—	$—

Across America Real Estate Exchange, Inc.
(A Development Stage Company)
Statement of Changes in Shareholder’s Equity

					Deficit
					Accumulated
					During
	Preferred Stock		Common Stock		Development
	Shares	Par Value	Shares	Par Value	Stage	Total
Balance at December 1, 2005 (inception)	—	$—	—	$—	$—	$—
Net loss, period ended December 31, 2005	—	—	—	—	—	—

Balance at December 31, 2005	—	—	—	—	—	—
December 2006, shares sold to parent corporation ($.001/share) (Note 2)	—	—	2,000,000	$2,000	—	2,000
Net loss, year ended December 31, 2006	—	—	—	—	(500)	(500)

Balance at December 31, 2006	—	$—	2,000,000	$2,000	$(500)	$1,500

ACROSS AMERICA REAL ESTATE EXCHANGE, INC.
(A Development Stage Company)
Notes to Financial Statements
(1) Nature of Organization and Summary of Significant Accounting Policies
Nature of Organization and Basis of Presentation
Across America Real Estate Exchange, Inc. (the “Company”, or “Real Estate Exchange”) was incorporated in the state of Colorado on December 1, 2005 and is a wholly-owned subsidiary of Across America Real Estate Corp. (“AARD”). The Company commenced operations on November 9, 2006, after the approval of its business plan.
The Company is a development stage enterprise in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises”. The Company was organized to facilitate the exchange of real estate properties between individuals through the use of Section 1031 of the Internal Revenue Code. It plans to act as a “Qualified Intermediary” for a fee to facilitate these exchanges.
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company is a development stage company with no history of operations, limited assets, and has incurred operating losses since inception. These factors, among others, raise substantial doubt about its ability to continue as a going concern.
The financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional operating capital, commence operations, provide competitive services, and ultimately to attain profitability. The Company intends to acquire additional operating capital through equity offerings. There is no assurance that the Company will be successful in raising additional funds.
Use of Estimates
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. There were no cash equivalents at December 31, 2006.
Financial Instruments
The Company’s financial instruments consist of cash and accrued liabilities. At December 31, 2006, the fair value of the Company’s financial instruments approximate fair value due to the short-term maturity of the instruments.
Loss per Common Share
The Company reports loss per share using a dual presentation of basic and diluted loss per share. Basic loss per share excludes the impact of common stock equivalents and is determined by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. At December 31, 2006, there were no variances between the basic and diluted loss per share as there were no potentially dilutive securities outstanding.

Income Taxes
The Company accounts for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
Fiscal Year-end
The Company operates on a December 31 year-end.
(2) Related Party Transactions
On December 28, 2006, the Company sold 2,000,000 shares of its common stock to its parent corporation, Across America Real Estate Corp., for $2,000, or $.001 per share.
(3) Income Taxes
A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

December 31,
2006
U.S. statutory federal rate	15.00%
State income tax rate, net of federal benefit	3.94%
Net operating loss for which no tax benefit is currently available	-18.94%

0.00%

At December 31, 2006, deferred tax assets consisted of a net tax asset of $95, due to operating loss carryforwards of $500, which was fully allowed for, in the valuation allowance of $95. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the year ended December 31, 2006 and from December 1, 2005 (inception) through December 31, 2005 totaled $95 and $-0-, respectively. The current tax benefit for the year ended December 31, 2006 and from December 1, 2005 (inception) through December 31, 2005 also totaled $95 and $-0-, respectively. The net operating loss carryforward expires through the year 2026.
The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.
Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company’s tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.
(4) Subsequent Events
Spin Off
On January 10, 2007, the directors of AARD approved, subject to the effectiveness of a registration with the Securities and Exchange Commission, a spin off to its shareholders of record as of March 1, 2007 (the “Record Date”), on a pro rata basis, with one share each of Real Estate Exchange to be issued for each ten shares issued and outstanding of common stock or common stock upon conversion of AARD preferred stock owned by such AARD shareholders as of the Record Date. Since AARD’s business is related to the proposed activities of Real Estate Exchange, the AARD directors decided it was in the best interest of AARD and Real Estate Exchange and AARD’s shareholders to spin-off Real Estate Exchange to minimize any potential of conflict of interest.
The shares of Real Estate Exchange are owned by AARD, who will distribute the Real Estate Exchange shares once the registration statement is effective with the Securities and Exchange Commission.

Promissory Note and Warrants
In January 2007, Safe Harbor I, LLC, formerly known as Safe Harbor Business Development Company (“Safe Harbor”), a related party controlled by the Company’s president, agreed to provide the Company operating capital in the form of a loan of $250,000. This loan is evidenced by an unsecured promissory note dated January 23, 2007. The note carries a 15% interest rate and matures on January 23, 2008. The Company may extend the maturity date by one year upon payment of a renewal fee equal to 1.5% of the then outstanding principal balance due. Interest payments are due every 90 days and any payments not received by the due date will incur a default interest rate of 24%.
In addition, on January 23, 2007, the Company issued Safe Harbor warrants to purchase 200,000 shares of the Company’s common stock at a price of $.01 per share. The warrants expire five years from the date of issuance.

ACROSS AMERICA REAL ESTATE EXCHANGE, INC.
Spin-Off of 1,810,476 Shares of Common Stock
February 21, 2007
Until May 22, 2007 (90 days after the date of this prospectus), all dealers affecting transactions in the shares offered by this prospectus — whether or not participating in the offering — may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions.

Prospectus

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers.
     Colorado corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
     Colorado corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
     The Company’s Articles of Incorporation limit the liability of its officers, directors, agents, fiduciaries and employees to the fullest extent permitted by the Colorado Revised Statutes. Specifically, directors of the Company will not be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained in the provisions will be construed to deprive any director of his right to all defenses ordinarily available to the director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
Item 25. Other Expenses of Issuance and Distribution.
     The estimated expenses of the offering, all of which are to be borne by Real Estate Exchange, are as follows:

SEC Filing Fee	$100.00
Printing Expenses	5,000.00
Accounting Fees and Expenses	2,500.00
Legal Fees and Expenses	18,000.00
Blue Sky Fees and Expenses	2,000.00
Registrar and Transfer Agent Fee	3,000.00
Miscellaneous	900.00

Total	$31,500.00
Item 26. Recent Sales of Unregistered Securities.
     Real Estate Exchange is a wholly-owned subsidiary of AARD. During the last three years, the only shares issued during this period were issued to AARD.

Item 27. Exhibits
     a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit
Number	Description
3.1*	Articles of Incorporation

3.2*	Bylaws

4.1*	Warrant dated January 23, 2007 for Safe Harbor Business Development Company

5.1*	Opinion re: Legality

10.1*	Promissory note dated January 23, 2007 with Safe Harbor Business Development Company

23.1	Consent of Independent Auditors

23.2*	Consent of Counsel (See Exhibit 5.1)

*	Previously filed
Item 28. Undertakings
     The undersigned Company hereby undertakes to:
(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and
(iii) Include any additional or changed material information on the plan of distribution.
(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Denver, State of Colorado, on the 27th day of March, 2007.

ACROSS AMERICA REAL ESTATE EXCHANGE, INC.,
a Colorado corporation

By:	/s/ G. Brent Backman
G. Brent Backman, President, Chief Executive Officer,
Chief Financial Officer and Director (Principal Executive,
Accounting and Financial Officer)

By:	/s/ Eric Balzer
Eric Balzer, Director

EXHIBIT INDEX

Exhibit
Number	Description
3.1*	Articles of Incorporation

3.2*	Bylaws

4.1*	Warrant dated January 23, 2007 for Safe Harbor Business Development Company

5.1*	Opinion re: Legality

10.1*	Promissory note dated January 23, 2007 with Safe Harbor Business Development Company

23.1	Consent of Independent Auditors

23.2*	Consent of Counsel (See Exhibit 5.1)

*	Previously filed